
                                                                                                               Nicor Gas Company
                                                                                                               Form 10-Q
                                                                                                               Exhibit 12.01

                                                             Nicor Gas Company
                                      Computation of Consolidated Ratio of Earnings to Fixed Charges
                                                                (thousands)
                                        Three          Twelve
                                    months ended    months ended                           Year Ended December 31
                                    September 30,   September 30,   -------------------------------------------------------------
                                        2005             2005          2004         2003         2002         2001        2000
                                    -------------   -------------   ----------  ----------   ----------   ----------   ----------
Earnings available to cover
  fixed charges:

  Net income (loss)                  $  (5,403)        $  52,531      $  62,106   $  83,000    $ 109,139   $  98,806    $  12,584

  Add: Income tax expense (benefit)     (2,804)           27,439         33,108      48,035       64,325      57,000          520

       Fixed charges                    10,495            41,609         37,555      37,047       36,711      45,431       44,863

       Allowance for funds used
          during construction             (325)             (821)          (363)       (220)        (395)       (241)        (363)
                                    -------------   -------------    ----------  ----------   ----------   ---------   ----------
                                     $   1,963         $ 120,758      $ 132,406   $ 167,862    $ 209,780   $ 200,996    $  57,604
                                    =============   =============    ==========  ==========   ==========   =========   ==========
Fixed charges:

  Interest on debt                   $   8,369         $ 35,444       $ 35,606    $ 33,934     $ 33,037    $ 43,542     $ 42,365

  Other interest charges and
   amortization of debt discount,
   premium, and expense, net             2,126            6,165          1,949       3,113        3,674       1,889        2,498
                                    -------------   -------------    ----------  ----------   ----------  ----------  ----------
                                     $  10,495         $ 41,609       $ 37,555    $ 37,047     $ 36,711    $ 45,431     $ 44,863
                                    =============   =============    ==========  ==========   ==========  ==========  ==========

Ratio of earnings to fixed charges         .19             2.90           3.53        4.53         5.71        4.42         1.28
                                    =============   =============    ==========  ==========   ==========  ==========  ==========